Exhibit 10.2

February 21, 2021

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor

New York, NY 10017

(212) 845-7977

Cyxtera Technologies, Inc.

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email:      victor.semah@cyxtera.com

Re:	Sponsor Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Sponsor Agreement”) is being delivered to Starboard Value Acquisition Corp., a Delaware corporation (“Acquiror”) and Cyxtera Technologies, Inc., a Delaware corporation (the “Company”) in accordance with that certain Merger Agreement, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated September 9, 2020, from SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and the undersigned individuals, each of whom is a member of Acquiror’s board of directors (the “Acquiror Board”) or management team (each, an “Insider” and collectively, the “Insiders”), to Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in Section 9 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and each Insider hereby acknowledge and agree that, upon the effectiveness of this Sponsor Agreement, the Prior Agreement shall terminate and be of no further force or effect without any further liability thereunder.

Unless the context of this Sponsor Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Sponsor Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Sponsor Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1)	Prior to the Expiration Date (as defined herein), the Sponsor and each Insider irrevocably agrees, severally and not jointly, that it, he or she shall:

a)	vote all Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination;

b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any proposal with respect to a SPAC Alternative Transaction or any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror or Merger Subs under the Merger Agreement or the Subscription Agreements or any other documentation governing the PIPE Investment or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of Equity Securities; and

d)	not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with such stockholder approval or otherwise.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Acquiror Board or the Acquiror Board has changed, withdrawn, withheld amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Acquiror Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any obligation contained in the Merger Agreement (including Section 8.03 thereof). For the avoidance of doubt, nothing contained herein requires Sponsor or any Investor to convert, exercise or change any options, warrants or convertible securities in order to obtain any underlying Common Stock.

2)	The Sponsor and each Insider hereby agrees and acknowledges that Acquiror and, prior to the Expiration Date, the Company, would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under Section 1 or Section 3, as applicable, of this Sponsor Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching party shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such party may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Sponsor and each Insider hereby agrees that it will not allege, and hereby waives the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3)	Transfers

a)	Commencing on the date hereof and ending on the Expiration Date, no Sponsor or Insider, as applicable, shall Transfer any Founder Shares, Private Placement Warrants, Working Capital Warrants (or shares of Common Stock issued or issuable upon the exercise of Private Placement Warrants or Working Capital Warrants) or other Equity Securities of Acquiror.

b)	Notwithstanding the provisions set forth in Section 3(a), Transfers of the Founder Shares, Private Placement Warrants, Working Capital Warrants (or shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or Working Capital Warrants) or other Equity Securities of Acquiror and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 3(b)), are permitted (i) to Acquiror’s officers or directors, any immediate family member of any of Acquiror’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or (iv with respect to Founder Shares held by the Sponsor, to one of the Company’s Operating Advisors as contemplated by the Sponsor’s governing documents as in effect on the date hereof, copies of which have previously been provided to the Company; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must, before any such Transfer is effected, enter into a written agreement with Acquiror and the Company agreeing to be bound by this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

4)	Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the Effective Time (as defined herein), Sponsor and each Insider shall not enter into, amend, supplement or otherwise modify any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to Sponsor or such Insider or any Affiliate of such Person (other than Acquiror and its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand.

5)	Solely in connection with and only for the purpose of the Mergers and the other Transactions, Sponsor and each Insider hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the Founder Shares held by him, her or it converts into Common Stock pursuant to Section 4.3 of the Certificate of Incorporation or any other anti-dilution protections or other adjustment or similar protection that arise in connection with the issuance of Equity Securities of Acquiror (including in connection with the PIPE Investment).

6)	Sponsor and each Insider hereby represents and covenants, severally and not jointly, that Sponsor and such Insider has not entered into, and, prior to the Expiration Date, shall not enter into, any Contract that could restrict, limit or interfere with the performance of Sponsor’s or such Insider’s obligations hereunder.

7)	No Insider makes any agreement or understanding in this Agreement in his or her capacity as a director or officer of the Company (if such Insider holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of any Insider in his or her capacity as a director or officer of the Company.

8)	The Sponsor and certain Insiders are currently, and as of the Closing will be, the owners (beneficially or of record) of all of the outstanding Founder Shares and outstanding Private Placement Warrants and Working Capital Warrants. The Sponsor and Insiders’ ownership of Equity Securities of Acquiror as of the date hereof is set forth on Schedule A hereto. As of the date of this Sponsor Agreement neither Sponsor nor any Insider nor any of their respective Affiliates (i) owns, beneficially or of record, any Equity Securities of Acquiror except as set forth on Schedule A or (ii) has made any loans, or otherwise provided any funding, to Acquiror except as expressly set forth on Schedule A.

9)	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” means the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” means the Class A Common Stock, par value $0.0001 per share of Acquiror; (v) “Private Placement Warrants” means the Acquiror Warrants to purchase up to 6,723,127 shares of Common Stock that the Sponsor purchased for an aggregate purchase price $10,084,690.50, or $1.50 per Warrant, in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering (including consummation of the partial exercise of the underwriters’ over-allotment option); and (vi) “Working Capital Warrants” means the private placement warrants issued in respect of loans made by Sponsor or the Insiders to Acquiror in an aggregate amount of up to $1,500,000, at the price of $1.50 per warrant.

10)	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider. This Sponsor Agreement may not be changed, amended, modified or waived, except by a written instrument executed by Acquiror and the other parties affected by such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

11)	No party hereto may assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of Acquiror and the Company. Any purported assignment in violation of this Section 11 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, Acquiror and the Company and their respective successors, heirs and assigns and permitted transferees.

12)	This Sponsor Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

13)	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14)	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15)	This Sponsor Agreement, and all Actions or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16)	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business.

17)	This Sponsor Agreement shall terminate upon the earlier to occur of (i) the Closing, (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto (any such date under clauses (i) through (iii) being referred to herein as the “Expiration Date”). In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

18)	The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares, Private Placement Warrants or Working Capital Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 5.07 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares, Private Placement Warrants and Working Capital Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares, Private Placement Warrants or Working Capital Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares, Private Placement Warrants or Working Capital Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of Acquiror, (C) the Merger Agreement, or (D) the Registration Rights Agreement, dated as of September 9, 2020, by and among Acquiror and certain security holders; and (x) the Founder Shares, Private Placement Warrants and Working Capital Warrants identified on Schedule A are the only Founder Shares, Private Placement Warrants or Working Capital Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares, Private Placement Warrants or Working Capital Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, Private Placement Warrants or Working Capital Warrants, except as provided in this Sponsor Agreement.

19)	If, and as often as, (a) there are any changes in Acquiror, the Acquiror Stock or the Acquiror Warrants, or any other Equity Securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new shares of Acquiror Common Stock, Acquiror Warrants or any other equity securities of Acquiror, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Founder Shares, Private Placement Warrants or Working Capital Warrants owned by Sponsor as of the date hereof. Nothing in this Section 19 shall limit restrict or modify any liability or other obligation of Acquiror under the Merger Agreement.

20)	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

SVAC SPONSOR LLC

By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Person

INSIDERS
/s/ Martin D. McNulty, Jr.
Martin D. McNulty, Jr.

/s/ Pauline J. Brown
Pauline J. Brown

/s/ Michelle Felman
Michelle Felman

/s/ Lowell W. Robinson
Lowell W. Robinson

/s/ Robert L. Greene
Robert L. Greene

SOLELY WITH RESPECT TO THE AMENDMENT AND RESTATEMENT OF THE PRIOR LETTER AGREEMENT:
/s/ Kenneth R. Marlin
Kenneth R. Marlin

/s/ Jeffrey C. Smith
Jeffrey C. Smith

[Signature Page to Sponsor Support Agreement]

Acknowledged and Agreed:

STARBOARD VALUE ACQUISITION CORPORATION

By:	/s/ Martin D. McNulty, Jr.
Name: Martin D. McNulty, Jr.
Title: Chief Executive Officer

Acknowledged and Agreed:

CYXTERA TECHNOLOGIES, INC.

By:	/s/ Victor Semah
Name: Victor Semah
Title: Chief Legal Officer

[Signature Page to Sponsor Support Agreement]

Schedule A

Sponsor Ownership of Securities and Acquiror Loans

Sponsor	Founder Shares	Private Placement Warrants	Working Capital Warrants	Amount of Acquiror Loans
SVAC Sponsor LLC	9,480,713	6,723,127	0	0
Total	9,480,713	6,723,127	0	0

Insider Ownership of Securities and Acquiror Loans

Insider	Founder Shares	Private Placement Warrants	Working Capital Warrants	Amount of Acquiror Loans
Martin D. McNulty	505,150	0	0	0
Pauline J. Brown	30,000	0	0	0
Michelle Felman	30,000	0	0	0
Robert L. Greene	30,000	0	0	0
Lowell W. Robinson	30,000	0	0	0
Total	625,150	0	0	0